PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

EXPLANATORY NOTE

This Post-Qualification Offering Circular Amendment No.1 amends the offering circular of FAT Brands Inc. qualified on October 3, 2017, as further amended and supplemented from time to time (the “Offering Circular”), to update information contained in the Offering Circular.

Post-Qualification Offering Circular

Amendment No.1

File No. 024-10737

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering statement in which such Final Offering Circular was filed may be obtained.

Subject to Completion, dated October 18, 2017

Preliminary Offering Circular

Up to 2,000,000 Shares of Common Stock ($24,000,000) FAT Brands Inc.

This is the initial public offering of securities of FAT Brands Inc. (which we refer to as the “Company,” “we,” “our” and “us”). We are offering up to 2,000,000 shares of our common stock, par value $0.0001 (which we refer to as the “Common Stock”) at an offering price of $12.00 per share, for an aggregate offering amount of up to $24,000,000 (the “Offering”). There is no minimum number of shares that must be sold by us for the Offering to proceed.

The Offering will terminate at the earlier of: (1) the date at which $24,000,000 of shares has been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (which we refer to as the “SEC” or the “Commission”), or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (which we refer to as the “Termination Date”). This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. The Company may undertake one or more closings on a rolling basis; however, it intends to complete one closing. Until we complete a closing, the proceeds for the Offering will be kept in an escrow account, except with respect to those investors using a BANQ online brokerage account. At a closing, the proceeds will be distributed to the Company and the associated shares will be issued to investors. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the investments for this Offering will be promptly returned to investors, without deduction and without interest. Wilmington Trust, N.A. will serve as the escrow agent for non-BANQ customers. There is a minimum purchase requirement for an investor of 50 shares of Common Stock in order to participate in the Offering.

TriPoint Global Equities, LLC has agreed to act as our exclusive, lead managing selling agent (which we refer to as the “Selling Agent”) to offer the shares to prospective investors on a “best efforts” basis. In addition, the Selling Agent may engage one or more sub-Selling Agents or selected dealers. The Selling Agent is not purchasing the shares offered by us, and is not required to sell any specific number or dollar amount of the shares in the Offering.

We expect to commence the offer and sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC. Prior to this Offering, there has been no public market for our common stock. We have applied to list our Common Stock on the Nasdaq Capital Market (“NASDAQ”) under the symbol “FAT.” We expect our Common Stock to begin trading on NASDAQ upon consummation of the Offering.

Following this Offering, we will be a “controlled company” within the meaning of the corporate governance rules of NASDAQ. See “The Transactions” and “Management—Corporate Governance.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 14 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Price to Public	Selling Agent Fees (1)	Proceeds, before expenses, to Issuer (2)
Per Share	$12.00	$0.8904	$11.1096
Maximum Offering Amount	$24,000,000	$1,780,800	$22,219,200

(1)	We have agreed to pay the Selling Agent a fee of 7.42% of the gross proceeds received by the Company in the Offering and issue a warrant to the Selling Agent to purchase shares of Common Stock equal to 4.0% of the total shares sold in the Offering, exercisable for five years at $15.00 per share. We have also agreed to reimburse certain expenses to the Selling Agent.
(2)	We estimate that our total expenses for the Offering will be approximately $1,019,200.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

For more information concerning the procedures of the Offering, please refer to “Plan of Distribution” beginning on page 114, including the sections “—Investment Limitations” and “—Procedures for Subscribing”.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is               2017.

MANAGEMENT

Corporate Governance -- Voting Arrangements with FCCG

As previously disclosed, upon consummation of this Offering, Fog Cutter Capital Group, Inc. (“FCCG”) will enter into a Voting Agreement with us relating to the voting of its stock in our company at annual and special meetings of our stockholders, and any actions taken by written consent of our stockholders. A copy of the Voting Agreement is filed as an exhibit to our Regulation A Offering Statement on Form 1-A, and is incorporated herein by this reference. Until such time that a favorable private letter ruling is received from the Internal Revenue Service relating to such Voting Agreement, the Board of Directors of FCCG will form a special committee (the “Special Committee”) with authority to vote FCCG’s shares in our company, except with respect to matters involving the sale, merger or change of control of our company (which will be considered by the entire Board of FCCG).

The initial member of the Special Committee will be Anthony M.V. Coombs. Mr. Coombs has served since July 2008 as Chairman and Managing Director of S&U plc, a consumer finance company based in the United Kingdom and listed on the London Stock Exchange.  Mr. Coombs was educated at Worcester College, Oxford, and was formerly a Member of Parliament of the United Kingdom and City Councilmember of Birmingham, United Kingdom. He has also served as a director of a number of charitable and other organizations, including the Birmingham Royal Ballet Trust and Consumer Credit Association.

PART III—EXHIBITS

INDEX TO EXHIBITS

Exhibit Number	Description

1.1 #	Form of Selling Agency Agreement (revised)
2.1 #	Certificate of Incorporation (currently in effect)
2.2 #	Amended and Restated Certificate of Incorporation (to be effective upon the closing of this Offering)
2.3 #	Bylaws (revised)
2.4 #	Form of specimen stock certificate
3.1 #	Form of Selling Agent Warrant (included in Exhibit 1.1)
4.1 #	Form of Subscription Agreement (revised)
4.2 #	Form of Subscription Agreement for BANQ subscribers (revised)
6.1 #	2017 Omnibus Equity Incentive Plan *
6.2 #	Office Lease, dated November 10, 2016, by and among Duesenberg Investment Company, LLC, Fatburger North America, Inc., Fog Cutter Capital Group Inc., and Fatburger Corporation
6.3 #	Form of Indemnification Agreement with directors and executive officers
6.4 #	Form of Tax Sharing Agreement (effective upon the closing of this Offering).
6.5 #	Form of Promissory Note in the principal amount of $30,000,000, to be issued by FAT Brands Inc. to Fog Cutter Capital Group Inc. as Related Party Debt (effective upon the closing of this Offering).
6.6 #	Membership Interest Purchase Agreement, dated March 10, 2017, by and between Metromedia Company, JWK Enterprises LLC and Fog Cutter Capital Group, Inc., and amendments thereto
6.7 #	Form of Promissory Note reflecting inter-company indebtedness at closing, to be issued by Fog Cutter Capital Group Inc. to FAT Brands Inc. or its subsidiaries (effective upon the closing of this Offering)
6.8 †	Form of Voting Agreement between FAT Brands Inc. and Fog Cutter Capital Group Inc. (effective upon the closing of this Offering) (revised)
6.9 #	Form of Contribution Agreement between Fog Cutter Capital Group Inc. and FAT Brands Inc. (effective upon the closing of this Offering)
8.1 #	Form of Closing Escrow Agreement with Wilmington Trust, N.A.
11.1 #	Consents of Hutchinson and Bloodgood LLP, Independent Registered Public Accounting Firm
11.2 #	Consent of RSM US LLP, Independent Auditors
11.3 #	Consent of Loeb & Loeb LLP (included in Exhibit 12.1)
12.1 #	Opinion of Loeb & Loeb LLP
13.1 #	“Testing the waters” materials
13.2 #	Additional “Testing the waters” materials
13.3 #	Transcript of Webinar presented on September 25, 2017
15.1 #	Correspondence by or on behalf of the Company previously submitted pursuant to Rule 252(d).

† Filed herewith.

# Previously filed.

* Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 18, 2017.

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn, President and Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew A. Wiederhorn	President/Chief Executive Officer and Director	October 18, 2017
Andrew A. Wiederhorn	(Principal Executive Officer)

/s/ Ron Roe	Senior Vice President and Chief Financial Officer	October 18, 2017
Ron Roe	(Principal Financial and Accounting Officer)

*	Director	October 18, 2017
James Neuhauser

*	Director	October 18, 2017
Edward H. Rensi

* By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn
Attorney-in-fact